September 30, 2014

Ms. Nora Everett, President
Principal Funds, Inc.
Principal Financial Group
Des Moines, IA 50392-2080

Dear Ms. Everett

Principal Management Corporation intends to purchase the following shares (the “Shares”):

Principal Funds, Inc. -	Purchase Amount	Shares Purchased
Principal LifeTime Hybrid 2015 Fund – Institutional Class	$10,000	1,000
Principal LifeTime Hybrid 2020 Fund – Institutional Class	$10,000	1,000
Principal LifeTime Hybrid 2025 Fund – Institutional Class	$10,000	1,000
Principal LifeTime Hybrid 2030 Fund – Institutional Class	$10,000	1,000
Principal LifeTime Hybrid 2035 Fund – Institutional Class	$10,000	1,000
Principal LifeTime Hybrid 2040 Fund – Institutional Class	$10,000	1,000
Principal LifeTime Hybrid 2045 Fund – Institutional Class	$10,000	1,000
Principal LifeTime Hybrid 2050 Fund – Institutional Class	$10,000	1,000
Principal LifeTime Hybrid 2055 Fund – Institutional Class	$10,000	1,000
Principal LifeTime Hybrid 2060 Fund – Institutional Class	$10,000	1,000
Principal LifeTime Hybrid Income Fund – Institutional Class	$10,000	1,000

Each share of the Principal LifeTime Hybrid 2015 Fund, the Principal LifeTime Hybrid 2020 Fund, the Principal LifeTime Hybrid 2025 Fund, the Principal LifeTime Hybrid 2030 Fund, the Principal LifeTime Hybrid 2035 Fund, the Principal LifeTime Hybrid 2040 Fund, the Principal LifeTime Hybrid 2045 Fund, the Principal LifeTime Hybrid 2050 Fund, the Principal LifeTime Hybrid 2055 Fund, the Principal LifeTime Hybrid 2060 Fund, and the Principal LifeTime Hybrid Income Fund has a par value of $0.01 and a price of $10.00 per share. In connection with such purchase, Principal Management Corporation represents and warrants that it will purchase such Shares as an investment and not with a view to resell, distribute or redeem.

PRINCIPAL MANAGEMENT CORPORATION

BY ____/s/ Michael D. Roughton___________________
Michael D. Roughton
Senior Vice President and Counsel